Exhibit 99.1
FROM:                                   FOR:
BlueFire Partners                       MEDTOX Scientific, Inc.
150 South Fifth St., Suite 1300         402 West County Road D
Minneapolis, MN 55402                   St. Paul, MN  55112
Contact: Doug Ewing (612) 344-1036      Contact: Richard J. Braun (877) 715-7236

FOR IMMEDIATE RELEASE

                MEDTOX SCIENTIFIC ANNOUNCES THIRD QUARTER RESULTS
                Records $10.8 million tax benefit in the quarter


ST. PAUL, October 17, 2002 - MEDTOX Scientific, Inc. (AMEX-TOX), announced today revenues and earnings for its third quarter ended September 30, 2002. For the three-month period, revenues increased 8.4% to $13,632,000 compared to $12,581,000 for the prior-year period. Operating income was $886,000, compared to $1,084,000 for the prior-year period. Net income increased to $11,320,000, or $2.27 per diluted share, compared to $790,000, or 17 cents per diluted share for the prior-year period. As previously announced, the Company recorded a $10.8 million non-cash tax benefit as part of net income in the quarter. The benefit was recorded based on the Company's recently improved historical performance and projected future results.

"We are pleased that, despite extremely challenging economic conditions, MEDTOX recorded its second best revenue quarter for the company," said Dick Braun, chief executive officer. "This is the seventh consecutive comparable quarterly increase in revenues and seventh consecutive profitable quarter. The company continues to grow and maintain strong profitability, even though our revenue from existing clients has yet to fully rebound from the reduction in nationwide hiring. As a result, PROFILE(R)-II device sales to existing workplace clients are down from 2001 levels. In the VERDICT(R)-II product line, sales to government clients for probation, parole and rehabilitation were down from the prior year period, primarily due to reductions in state budgets. In 2001 the strong economy created surplus budget dollars with which large orders were initiated at their fiscal year-end, which is in our third quarter. Continuing success in acquiring new client relationships and gaining market share has helped to mitigate the negative impact of lower volumes from existing clients. As our fourth quarter begins and new government budgets are in place, ordering patterns are recovering. Sales of PROFILE(R)-II ER and our new PROFILE(R)-IIA devices continue to grow and have increased more than $780,000 over the same quarter last year."

                                     (more)

MEDTOX Scientific, Inc.
October 17, 2002
Page 2

Jim Schoonover, chief marketing officer of MEDTOX, said, "The revenue growth in the quarter is an indication that, despite current weakness in demand from existing clients MEDTOX continues to grow due to its investment in a very efficient and productive sales model. As a result of this investment, new account sales were strong in the third quarter. Accounts sold and implemented in the quarter will add approximately $200,000 per month in incremental revenue. In addition, the following new client relationships will be implemented at various times over the next three months:

o Midwestern County: Laboratory drug testing for criminal justice, juvenile justice and treatment programming for the District Court Services Department and County Adolescent Center for Treatment. The contract is for drug testing and specimen collection services totaling $700,000 annually. Three-year contract with two additional option years.

o Regional Healthcare Group: Provide laboratory drug screening, specialty clinical laboratory testing, filter paper based pediatric lead testing, and POC diagnostic drug screening devices for a 19 state healthcare network comprised of 65 hospitals and 25 independent occupational health clinic systems. Estimated value of this agreement exceeds $1,000,000 annually.

o National Retail Chain: Scheduled to provide POC diagnostic devices and services (PROFILE-II(R) Test System(TM)) to a large division of a national retailer currently utilizing testing services of a competitor laboratory. This will be the first time this division has used diagnostic testing methodology. The estimated value of the PROFILE-II(R) Test System(TM) service agreement is $400,000 annually.

o Salvation Army: The Company was notified that it had won the award for drug testing services required by the Western Adult Rehabilitation Center (ARC) system. The contract calls for the use of the VERDICT(R)-II drug screening devices and confirmatory testing at the company's St Paul, MN SAMHSA-certified laboratory. Presently, the Western ARC tests between 4,000 and 5,000 individuals per month.

o International Distributor. In September an agreement was finalized with a Mexico City distributor of diagnostic and laboratory products to purchase $350,000 of PROFILE(R)-II and VERDICT(R)-II products over the next twelve months.

"In addition, our Clinical Trial Services unit has signed protocols (contracts) with eleven different pharmaceutical clients to perform testing services for clinical trials," Schoonover said. "The trials are scheduled to begin in the fourth quarter and are expected to be completed in the fourth quarter of 2002 and the first quarter of 2003. The value of these protocols is estimated at $1,000,000."

                                     (more)

MEDTOX Scientific, Inc.
October 17, 2002
Page 3

"As the economy strengthens we anticipate built-in growth and operating leverage from existing workplace clients as they again add employees," Braun said. "In addition, we are continuing to increase our higher-margin POC business as a percent of total revenues and to successfully diversify into other specialty laboratory services that are higher margin and not directly affected by national employment hiring levels. The slower economy continues to impact certain markets but new sales efforts in those markets are mitigating the current lower testing volumes from clients in those sectors. Entering the fourth quarter we have momentum for continued profitable growth and have made solid progress in laying the groundwork for a successful year in 2003."

MEDTOX will hold a teleconference to discuss third quarter results on Thursday, Oct. 17, at 9:30 a.m. Central Time (10:30 a.m. Eastern). Dialing 877-381-6503 a few minutes prior to the scheduled start time on Oct. 17 will access a listen-only broadcast of the teleconference. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the "investors" section at www.medtox.com. An audio replay of the conference call will be available through October 24 at 800-642-1687, reservation code # 6028604. International callers may access the replay at 706-645-9291, reservation code # 6028604.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see http://www.medtox.com.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Fuller discussions of factors that may cause such results to differ are identified on page three of the company's 2001 annual report on Form 10-K and incorporated herein by reference.

                                     (more)

MEDTOX Scientific, Inc.
October 17, 2002
Page 4


                                                      MEDTOX SCIENTIFIC, INC.
                                               CONSOLIDATED STATEMENTS OF OPERATIONS
                                         (Dollars in thousands except per share amounts)
                                                         (Unaudited)

                                                         Three Months Ended                       Nine Months Ended
                                                            September 30,                           September 30,
                                                       2002                2001                2002               2001
                                                ------------------   -----------------   -----------------  ------------------

REVENUES:
   Laboratory services                            $10,562              $9,446               $30,439             $28,741
   Product sales                                    3,070               3,135                 9,462               8,007
                                                ------------------   -----------------   -----------------  ------------------
                                                   13,632              12,581                39,901              36,748

COST OF REVENUES:
  Cost of services                                  7,104               6,711                20,184              19,681
  Cost of sales                                     1,178                 876                 3,539               2,879
                                                ------------------   -----------------   -----------------  ------------------
                                                    8,282               7,587                23,723              22,560
                                                ------------------   -----------------   -----------------  ------------------

GROSS PROFIT                                        5,350               4,994                16,178              14,188

OPERATING EXPENSES:
   Selling, general and administrative              4,137               3,587                12,152              10,178
   Research and development                           327                 323                   905                 956
                                                ------------------   -----------------   -----------------  ------------------
                                                    4,464               3,910                13,057              11,134
                                                ------------------   -----------------   -----------------  ------------------

INCOME FROM OPERATIONS                                886               1,084                 3,121               3,054

OTHER INCOME (EXPENSE):
   Interest expense, net                             (332)               (263)               (1,025)               (791)
   Other expense, net                                 (17)                (31)                  (66)                (75)
                                                ------------------   -----------------   -----------------  ------------------
                                                     (349)               (294)               (1,091)               (866)
                                                ------------------   -----------------   -----------------  ------------------


INCOME BEFORE INCOME TAX BENEFIT                      537                 790                 2,030               2,188

INCOME TAX BENEFIT                                 10,783                   -                10,783                   -
                                                ------------------   -----------------   -----------------  ------------------

NET INCOME                                        $11,320              $  790               $12,813             $ 2,188
                                                ==================   =================   =================  ==================

BASIC EARNINGS PER COMMON
   SHARE (1)                                      $  2.36              $ 0.18               $  2.67             $  0.51
                                                ==================   =================   =================  ==================

DILUTED EARNINGS PER COMMON
   SHARE (1)                                      $  2.27              $ 0.17               $  2.55             $  0.48
                                                ==================   =================   =================  ==================

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
          Basic (1)                             4,804,106           4,331,655             4,793,793           4,289,791
          Diluted (1)                           4,988,958           4,718,635             5,029,818           4,544,077

(1) Share and per share amounts for the three and nine months ended September 30, 2001 have been restated for the ten percent stock dividend paid on July 5, 2002
